Exhibit 99.1

Merisant

10 South Riverside Plaza

Suite 850

Chicago, Illinois 60606

312-840-6000

NEWS RELEASE

For Immediate Release

Media Contact:

Joseph Poulos

Edelman

(312) 240-2719

Merisant Awards Rights to Sugar Australia to Distribute

Equal® in Australia and New Zealand

CHICAGO — Merisant Worldwide, Inc., a global leader in low-calorie tabletop sweeteners, announced today that its subsidiary, Merisant Company 2 Sárl, has entered into an agreement with Sugar Australia Pty. Ltd., a leading sugar refiner and marketer, to distribute Equal® in Australia and New Zealand.

“In addition to presenting a significant opportunity for Merisant to expand and deepen its presence in Australia and New Zealand, the agreement with Sugar Australia underscores our commitment towards product development, innovation and the expansion of strong marketing platforms within the larger Asian Pacific market,” said Paul Block, chairman and CEO of Merisant. “This distribution agreement will in turn drive long-term value and growth for Merisant.”

Merisant’s distributorship agreement with Sugar Australia is expected to be operational by the end of March 2007. Equal® is the leading brand in the Australian and New Zealand tabletop sweetener category.

“Sugar Australia looks forward to partnering with Merisant in enhancing its distribution in the growing, dynamic markets of Australia and New Zealand” said Tim Hart, CEO of Sugar Australia.  “We are energised about playing a strategic role in the implementation of Merisant’s strategy to drive international growth through the provision of high-quality sweeteners to consumers throughout the world.”

Sugar Australia Pty. Ltd. is the leading refiner and marketer of the CSR brand of sugar in the Australian market and has demonstrated its ability to add significant value by growing retail market share for four consecutive years.

Merisant is a worldwide leader in the marketing of low-calorie tabletop sweeteners.  In addition to Equal® and Canderel®, Merisant markets its products under approximately 20 other regional brands and sells its brands in over 85 countries.  Web site: www.merisant.com or www.equal.com.